Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp to Offer BRCAssureSM Breast Cancer Mutation Tests
Burlington, NC, December 2, 2013 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the nationwide availability of a suite of tests to identify patients with BRCA mutations who are at increased risk for breast, ovarian and other cancers. The BRCAssure tests will be available through LabCorp as well as Integrated Genetics and Integrated Oncology, members of LabCorp’s Specialty Testing Group.
The vast majority of individuals with hereditary breast and ovarian cancer syndrome, as well as a significant percentage of all diagnosed breast cancers, exhibit mutations in the BRCA1 and BRCA2 genes. In addition, men and women with mutations in BRCA1 or BRCA2 may also have increased risk of other cancers, including pancreatic, prostate, melanoma, stomach, esophageal and bile duct cancers.
LabCorp’s Comprehensive BRCAssure BRCA1/2 Analysis will include full gene sequencing of BRCA1/2 genes and duplication/deletion testing, with a variant of unknown significance (VUS) rate of less than five percent (5%). Once a mutation is identified, family members can be tested for the known mutations using the BRCAssure BRCA1 or BRCAssure BRCA2 Targeted Analysis tests. In addition, LabCorp offers a separate panel for mutations prevalent among people of Ashkenazi Jewish descent. The BRCAssure Ashkenazi Jewish Panel includes screening for three known pathogenic variants: two in the BRCA1 gene, and one in the BRCA2 gene. These three mutations have a combined frequency of approximately 2% in the Jewish population.
“The National Comprehensive Cancer Network and the American College of Obstetricians and Gynecologists recognize the importance of screening for BRCA 1 and BRCA2 mutations, and LabCorp's BRCAssure panels will make this testing more available," stated Dr. Mark Brecher, LabCorp's Chief Medical Officer. “LabCorp’s comprehensive, full gene sequencing BRCAssure tests will give healthcare providers the mutation information necessary to assist in patient counseling.”
A leader in genetic testing and counseling services for more than 25 years, LabCorp’s BRCA testing capabilities and services provide physicians and patients powerful tools for the assessment of breast cancer risk.  With 145 genetic counselors on staff, LabCorp offers the broadest team of professionals trained to analyze, assess and interpret genetic test results.  Combined with LabCorp's Care Coordination preauthorization service, the Company offers an end-to-end program for patients and physicians including compliance with insurance requirements, comprehensive testing, and expert interpretation.
About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.